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EXHIBIT 99.1

QWEST COMMUNICATIONS ANNOUNCES RESULTS TO DATE
OF TENDER OFFER FOR DEBT SECURITIES
AND INCREASES SIZE OF OFFER TO $3.0 BILLION

DENVER, December 5, 2003—Qwest Communications International Inc. ("QCII") and its wholly owned subsidiaries, Qwest Capital Funding, Inc. ("QCF") and Qwest Services Corporation ("QSC," and collectively with QCII and QCF, the "Companies") announced today that, due to strong participation, they have increased the size of their pending offers to purchase specified series of their outstanding debt securities (the "Notes") for cash from $2.25 billion to $3.0 billion aggregate principal amount of Notes. A total of approximately $3.1 billion in aggregate principal amount of Notes were tendered prior to 5:00 p.m., Eastern Standard Time, on Thursday, December 4, 2003 (the "Early Participation Payment Deadline").

"The success of this tender marks another significant step in our plan to improve our financial position," said Oren G. Shaffer, Qwest vice chairman and CFO. "Once we complete this transaction, we will have reduced total debt by nearly $8 billion over the past year."

The Companies are now offering to purchase up to $625 million aggregate principal amount of their Notes maturing in 2005 through 2007, up to $1.8 billion aggregate principal amount of their Notes maturing in 2008 through 2011 and up to $620 million aggregate principal amount of their Notes maturing in 2014 through 2031 (the "Offers").

"This $3.0 billion tender will reduce interest expense by over $200 million annually," said Janet K. Cooper, Qwest senior vice president and treasurer. "This represents one of the largest debt tenders in the last 10 years."

As of the Early Participation Payment Deadline, investors had tendered approximately $571 million aggregate principal amount of their Notes maturing in 2005 through 2007, approximately $1.804 billion aggregate principal amount of their Notes maturing in 2008 through 2011 and approximately $736 million aggregate principal amount of their Notes maturing in 2014 through 2031. The table below shows each series of Notes included in the Offers as well as the principal amount of each series tendered prior to the Early Participation Deadline.

Issuer	Title of Security	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration*	Principal Amount Tendered	Tendered As a Percent of Outstanding
Offer for Notes Maturing in 2005 through 2007: Maximum Tender Amount: $625,000,000
QCF	6.25% Notes due 2005	$358,860,000	1	$990.00	$177,805,000	49.5%
QCF	7.75% Notes due 2006	829,613,000	2	1,007.50	343,933,000	41.5%
QSC	13.00% Notes due 2007	558,559,000	3	1,142.50	49,428,000	8.8%
Offer for Notes Maturing in 2008 through 2011: Maximum Tender Amount (as amended): $1,800,000,000
QCF	6.375% Notes due 2008	$245,378,000	1	$925.00	$73,609,000	30.0%
QCII	7.25% Sr Notes due 2008	300,000,000	2	1,000.00	257,185,000	85.7%
QCII	7.50% Sr Notes due 2008	750,000,000	3	1,010.00	687,822,000	91.7%
QCF	7.00% Notes due 2009	733,796,000	4	935.00	163,784,000	22.3%
QCF	7.90% Notes due 2010	667,447,000	5	960.00	252,612,000	37.8%
QCF	7.25% Notes due 2011	922,796,000	6	935.00	98,750,000	10.7%
QSC	13.50% Notes due 2010	2,504,456,000	7	1,165.00	270,125,000	10.8%
Offer for Notes Maturing in 2014 through 2031: Maximum Tender Amount (as amended): $620,000,000
QCF	6.50% Debentures due 2018	$250,373,000	1	$795.00	$39,008,000	15.6%
QCF	7.625% Notes due 2021	230,678,000	2	860.00	105,413,000	45.7%
QCF	6.875% Debentures due 2028	765,850,000	3	795.00	175,956,000	23.0%
QCF	7.75% Notes due 2031	718,694,000	4	860.00	373,638,000	52.0%
QSC	14.00% Notes due 2014	640,879,000	5	1,215.00	42,043,000	6.6%

*
Per $1,000 principal amount of Notes that are accepted for purchase.

No other terms of the Offers have been amended. Holders of Notes of any series validly tendered after the Early Participation Payment Deadline but on or prior to midnight, Eastern Standard Time, on Friday, December 19, 2003 will receive the Tender Offer Consideration for that series shown in the table above, if such Notes are accepted for purchase. Holders of Notes of any series validly tendered prior to the Early Participation Payment Deadline will receive the Tender Offer Consideration for that series shown in the table above, plus an early participation payment of $20.00 per $1,000 principal amount of Notes, if such Notes are accepted for purchase.

The Companies also announced that requisite consents to adopt the proposed amendments to the indentures relating to QCII's outstanding 7.25% Senior Notes due 2008 and 7.50% Senior Notes due 2008 have been received and that supplemental indentures containing such amendments have been executed by the Companies and the indenture trustee.

In the event that the Offers for any of the three classes of maturities described in the table above are oversubscribed, tenders of Notes within that class will be subject to proration. The Companies will accept tendered Notes of each series within the applicable class of maturities according to the order of priority specified for that series in the table above. Therefore, all tendered Notes of a higher priority within a class will be accepted before any tendered Notes of a lower priority within that class are accepted. For a particular series of Notes that has some, but not all, tendered Notes accepted, all tenders of Notes of that series will be accepted on a pro rata basis according to the principal amount tendered.

The Companies also announced that, in connection with the foregoing oversubscription procedures, none of the tendered QSC 14.00% Notes due 2014 will be accepted and all of these Notes will be returned to holders as soon as practicable.

Notes tendered pursuant to the Offers may no longer be withdrawn. Settlement of the Offers is expected to occur promptly after expiration of the Offers.

QCII has received an amendment on the Qwest Services Corporation credit facility in order to facilitate the tender. As part of the amendment, QCII has also received a waiver extending the financial reporting requirements of its subsidiaries from December 31, 2003 to no later than January 31, 2004.

The complete terms and conditions of the Offers are set forth in an Offer to Purchase dated November 19, 2003, as amended by a Supplement dated December 5, 2003, that is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase, including the Supplement, and the Letter of Transmittal may be obtained from the Information Agent for the Offers, Global Bondholder Services Corporation, at (866) 873-6300 (US toll-free) and (212) 430-3774 (collect).

Banc of America Securities LLC and Goldman, Sachs & Co. are the Joint Lead Dealer Managers for the Offers and Lehman Brothers Inc. is the Co-Dealer Manager for the Offers. Questions regarding the Offers may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect) or Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (toll-free) and (212) 902-4419.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 47,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

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